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Subject: TANDX - Upcoming Proxy Vote

Dear Partners,

I am pleased to share with you some exciting, proposed changes to the Castle Tandem Fund, pending shareholder approval. Since inception of the Fund, Tandem Investment Advisors, Inc. (“Tandem”) has served as the sub-advisor, making all investment decisions and managing the Fund to its stated investment objectives. Recently, the Board of Trustees of the PFS Funds approved Tandem’s assumption of the role of Investment Adviser to the Fund and recommended shareholders also approve a new investment advisory agreement for Tandem. It is important to note that Tandem’s transition from sub-advisor to Investment Adviser in no way changes the investment management and objectives of the Fund. As part of this transition, the Fund’s name would be changed to the Tandem Fund. Please note, there will be no change to the Fund’s ticker, TANDX.

In addition, in connection with Tandem becoming the new Investment Adviser, the Board also approved Tandem’s proposed reduction in the investment management fee to an annual rate of 0.75% of the average daily net assets as compared to the current rate of 1.00% and which, in connection with proposed fee waivers by Tandem, is expected to result in an overall net fee of 0.66%, significantly less than the Fund’s current fee of 1.01%.

Shareholders are being asked to approve a new investment advisory agreement for Tandem through a formal proxy voting process and have been sent a proxy statement asking for their approval. We ask that you please encourage your clients that have invested in the Fund to please vote their proxies. These proposed changes must be approved by shareholders, so every vote counts. WE are counting on your support.

As always, the Tandem team is here if you have any questions. We appreciate your partnership!

Sincerely,

John B. Carew

President & Chief Executive Officer

Tandem Investment Advisors, Inc.

Subject: TANDX - Upcoming Proxy Vote

Dear Shareholders,

I am pleased to share with you some exciting, proposed changes to the Castle Tandem Fund, pending shareholder approval. Since inception of the Fund, Tandem Investment Advisors, Inc. (“Tandem”) has served as the sub-advisor, making all investment decisions and managing the Fund to its stated investment objectives. Recently, the Board of Trustees of the PFS Funds approved Tandem’s assumption of the role of Investment Adviser to the Fund and recommended shareholders also approve a new investment advisory agreement for Tandem. It is important to note that Tandem’s transition from sub-advisor to Investment Adviser in no way changes the investment management and objectives of the Fund. As part of this transition, the Fund’s name would be changed to the Tandem Fund. Please note, there will be no change to the Fund’s ticker, TANDX.

In addition, in connection with Tandem becoming the new Investment Adviser, the Board also approved Tandem’s proposed reduction in the investment management fee to an annual rate of 0.75% of the average daily net assets as compared to the current rate of 1.00% and which, in connection with proposed fee waivers by Tandem, is expected to result in an overall net fee of 0.66%, significantly less than the Fund’s current fee of 1.01%.

Shareholders are being asked to approve a new investment advisory agreement for Tandem through a formal proxy voting process. These proposed changes must be approved by shareholders, so every vote counts. WE are counting on your support.

As always, the Tandem team is here if you have any questions. We appreciate your partnership!

Sincerely,

John B. Carew

President & Chief Executive Officer

Tandem Investment Advisors, Inc.